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                                                                   EXHIBIT 10k-1
                     AMENDMENT TO THE BELLSOUTH CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      THIS AMENDMENT to the BellSouth Corporation Supplemental Executive Retirement Plan (the "Plan") is made effective as of the dates set forth herein.

                              W I T N E S S E T H:

      WHEREAS, BellSouth Corporation (the "Company") sponsors the Plan, which was amended and restated effective November 1, 1997; and

      WHEREAS, the BellSouth Board of Directors' Nominating and Compensation Committee (the "Committee") approved a provision at its November 24, 2003 meeting to amend the Plan to provide for a lump sum optional form of payment that was effective beginning January 1, 2004; and

      WHEREAS, the Committee also approved a provision at its June 28, 2004 meeting to amend the Plan to provide for an enhanced pre-retirement survivor benefit that was effective immediately; and

      WHEREAS, the Committee authorized appropriate officers of the Company to do such further acts and to execute such documents as may be necessary or advisable to effectuate the purposes of such Plan amendments;

      NOW, THEREFORE, pursuant to the authority delegated by the Committee, the authorized officer approves the following revisions to the Plan document to reflect these amendments:

                                       1.

      Effective as of January 1, 2004, Section 4 of the Plan is hereby amended by adding to subparagraph 3(a) the following:

                  "Notwithstanding the preceding, with respect to any Participant who has made a valid lump sum election under the Plan, such lump sum shall be paid in the applicable time period set forth under subsection 6 of Section 5 of the Plan."

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                                       2.

      Effective as of January 1, 2004, Section 4 of the Plan is hereby amended by adding to subparagraph 3(b) the following:

                  "(v) Notwithstanding the preceding, with respect to any Participant who has made a valid lump sum election under the Plan, such lump sum shall be paid in the applicable time period set forth under subsection 6 of Section 5 of the Plan."

                                       3.

            Effective June 28, 2004, Section 4 of the Plan is hereby amended by deleting subparagraph 4(e) and replacing it with the following paragraphs:

            "(e)  Survivor/Death Benefits.

            (i)   Benefit Payable Before Benefit Commencement.

                  If a Participant who has not made a valid lump sum election dies prior to termination of employment (and prior to election of his Pension Plan benefit for a Participant with a deferred benefit) and leaves a surviving spouse at the time of his death, a pre-retirement survivor benefit is payable to the surviving spouse as an immediate life annuity equal to 100% of the service benefit or deferred benefit that the Participant would have received had he survived and terminated employment on the date of his death and commenced benefit payments. If such Participant does not have a surviving spouse at the time of his death, the pre-retirement survivor benefit described in this paragraph shall be paid to the Participant's estate as soon as administratively feasible following the Participant's death (even if the Participant was a Band BB officer or above) in the form of a single sum payment which is the actuarial equivalent of the benefit calculated in accordance with the provisions of subparagraph (c) of Section 5.5 hereof.

            (ii)  Benefit Payable After Benefit Commencement.

                  If the Participant was receiving benefits in the form of an annuity (or was eligible to receive benefits because of retirement or election under the Pension Plan), and leaves a surviving spouse at the time of his/her death, then such surviving spouse shall automatically receive a survivor annuity for life equal to 50% of the net pension benefit that the Participant was receiving (or eligible to receive) just prior to his death.

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            (iii) Lump Sum Election.

                  In the event of the death of a Participant who has made a valid lump sum election under the Plan, his surviving spouse (or his estate if there is no surviving spouse) shall be entitled to receive 100% of the lump sum payment that would have been payable to the Participant had he survived and terminated employment on the date of his death, and such lump sum shall be payable as soon as administratively feasible following the Participant's death (even if the Participant was an Executive designated as a Band BB officer or above).

            (iv)  Lump Sum Settlement.

                  If a Participant has already received a lump sum settlement of his benefit under the Plan, then no further benefits are payable under this subparagraph (e).

                                       4.

            Effective as of January 1, 2004, Section 5 of the Plan is hereby amended by deleting subparagraph 5 in its entirety and replacing it with the following:

            "5.   Benefit Payments

                 (a)   Monthly Payments.

                  With respect to a Participant who has not made a valid lump sum election in accordance with subparagraph (b) hereof, benefits shall be paid in monthly disbursements or at such other periods as the Committee may determine in each case. Notwithstanding the foregoing, if at the time of the Participant's termination of employment, the present value of the benefit of a Participant, whether payable as a service benefit, a deferred benefit, or a survivor's benefit, is less than $20,000, such benefit shall be paid in the form of a single lump sum payment which is the actuarial equivalent of the benefit otherwise payable calculated in accordance with the provisions of subparagraph (c) hereof.

                 (b) Lump Sum Benefit Payment.

                  A Participant may elect to receive his benefit hereunder, whether payable as a service benefit, a deferred benefit or a survivor's benefit, paid in the form of a single lump sum payment which is the actuarial equivalent of the benefit otherwise payable calculated in accordance with the provisions of subparagraph (c) hereof;

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            provided, any such election must be made in accordance with procedures established by the Company and must be on file with the Company, or its designee, for at least 12 consecutive calendar months prior to the Participant's termination of employment or death in order to be valid and in effect.

            (c) Lump Sum Calculation.

            Benefits payable in a lump sum in accordance with the Plan shall be the amount that is the actuarial present value of the Participant's benefit and shall be determined using (i) the applicable interest rate then in effect under the Pension Plan, and (ii) the applicable mortality table then in effect under the Pension Plan."

                                       5.

      Effective as of January 1, 2004, Section 5 of the Plan is hereby amended by adding to subsection 6 the following:

            "Notwithstanding the preceding sentence, a Participant (other than an Executive who is a Band BB officer or above) who has made a valid lump sum election in accordance with subparagraph 5(b) of this
            Section 6 shall receive the lump sum payment of his benefit as soon as administratively feasible following his date of retirement or other termination of employment. An Executive who is a Band BB officer or above and who has made a valid lump sum election shall receive the lump sum payment (including interest accrued annually at the applicable interest rate in effect under the Pension Plan) as soon as administratively feasible following the date that is 2 years following his date of retirement or other termination of employment."

                                       6.

      Any other provisions of the Plan not amended herein shall remain in full force and effect.